Exhibit 99.2

AMENDMENT NO. 1 TO

STOCK PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT (this “Amendment”) is made as of December 28, 2015, by and among GE Medical Holding AB, a private limited company (privat aktiebolag) organized under the laws of the Kingdom of Sweden (Reg. No. 556648-9315) (“Seller”), NeoGenomics Laboratories, Inc., a Florida corporation (“Buyer”), and NeoGenomics, Inc., a Nevada corporation (“Parent”, and together with Seller and Buyer, the “Parties”).

WHEREAS, the Parties entered into that certain Stock Purchase Agreement on October 20, 2015 (the “Purchase Agreement”), and all capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement; and

WHEREAS, pursuant to Section 13.09 of the Purchase Agreement, the Parties desire to amend certain provisions of the Purchase Agreement as set forth herein; and

WHEREAS, pursuant to Section 2.02 of the Purchase Agreement, the Closing is to take place on, and the Closing Date shall be, the date that is three (3) Business Days after the satisfaction or written waiver of the Closing Conditions or on such other date as the Parties may agree; and

WHEREAS, the Parties desire to agree to have the Closing occur at 10:00 a.m. (Eastern time) on December 30, 2015 (the “New Closing Date”) and that the Effective Time on the New Closing Date shall be 12:01 am, subject to the satisfaction or written waiver of the Closing Conditions and to all of the terms, conditions and obligations set forth in the Purchase Agreement.

NOW THEREFORE, in consideration of the mutual agreements and covenants made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Agreement. Pursuant to Section 2.02 of the Purchase Agreement, the Parties agree to have the Closing occur at 10:00 a.m. (Eastern time) on the New Closing Date and that the Effective Time on the New Closing Date shall be 12:01 am, subject to the satisfaction or written waiver of the Closing Conditions and to all of the terms, conditions and obligations set forth in the Purchase Agreement.

2. The definition of “Effective Time” in Exhibit A (Definitions) to the Purchase Agreement is hereby amended and restated in its entirety as follows:

““Effective Time” means 12:01 a.m. (Pacific time) on the Closing Date.”

2. Approval. In connection with Section 6.01(b) of the Purchase Agreement, Seller hereby consents to Parent pledging 100% of the issued and outstanding Equity Interests of Buyer as required by the senior lenders in connection with the Financing.

3. Clarient Saudi Arabia. In connection with the transfer of the Company’s 5% ownership interest in Clarient Saudi Arabia, the Parties hereby agree to the provisions set forth on Annex A attached hereto.

4. Payment of Purchase Price. The Parties acknowledge and agree that Seller has assigned all rights to receive the Stock Consideration to GE Medical Systems Information Technologies, Inc., and, accordingly, (a) the Stock Consideration shall be issued to and in the name of GE Medical Systems Information Technologies, Inc. and (b) GE Medical Systems Information Technologies, Inc. shall be the “Investor” under each of the Investor Rights Agreement and the Registration Rights Agreement. The applicable provisions of the Purchase Agreement and the Disclosure Schedules (i.e., the provisions that provide for the Stock Consideration to be issued to and in the name of Seller) shall be deemed automatically amended in accordance with the first sentence of this Section 4. For the avoidance of doubt, in accordance with Schedule 3.03(b)(1), the Closing Cash Payment shall be paid to and received by Seller or Seller’s designees by wire transfer of immediately available funds to the Seller Account as directed by Seller.

5. Company Intellectual Property. The Company Intellectual Property set forth on Annex B attached hereto that is being assigned to Buyer pursuant to the Transactions will not be maintained and will be abandoned by Buyer and its Affiliates after the Closing. As a result, the Parties acknowledge and agree that, pursuant to that certain written direction of Buyer and Parent received on December 15, 2015, Seller and its Affiliates will not be required to transfer to Buyer or any of its Affiliates any files (physical, digital or otherwise) relating to such Company Intellectual Property or to make any payments or take any actions in order to maintain or keep active any such Company Intellectual Property.

6. Effectiveness. Pursuant to Section 13.09 of the Purchase Agreement, this Amendment shall be effective and binding upon the execution of this Amendment by the Parties. Any reference in the Purchase Agreement to “this Agreement” shall hereafter be deemed to refer to the Purchase Agreement as hereby amended.

7. Counterparts; Electronic Delivery. This Amendment may be executed in counterparts, each of which shall each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, ..peg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto or thereto shall re-execute the original form of this Agreement and deliver such form to all other parties. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

8. Full Force and Effect. This Amendment is limited by its terms and does not and shall not serve to amend or waive any provision of the Purchase Agreement except as expressly provided for in this Amendment, and all other terms, conditions and obligations set forth in the Purchase Agreement remain in full force and effect, are not amended or waived in any respect and are hereby reaffirmed by the Parties.

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment on the date first written above.

SELLER:

GE MEDICAL HOLDING AB

By	/s/ Kieran Murphy
Name:	Kieran Murphy
Title:	CEO, GE Healthcare, Life Sciences

PARENT:

NEOGENOMICS, INC.

By	/s/ Steven C. Jones
Name:	Steven C. Jones
Title:	Executive Vice President, Finance

BUYER:

NEOGENOMICS LABORATORIES, INC.

By	/s/ Steven C. Jones
Name:	Steven C. Jones
Title:	Executive Vice President, Finance

Signature Page to Amendment No. 1 to Stock Purchase Agreement